Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Prudential Series Fund:

We consent to the use of our report dated February 12, 2020, with respect to the financial statements and financial highlights of Jennison 20/20 Focus Portfolio, one of the portfolios comprising The Prudential Series Fund, as of December 31, 2019, and for the respective years presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

April 15, 2020